Financial Statements and Report of
                Independent Certified Public Accountants

                            TYSA Corporation

                            December 31, 1999



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                                 C O N T E N T S



                                                                    Page

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                     3


FINANCIAL STATEMENTS

         BALANCE SHEET                                                 4

         STATEMENTS OF EARNINGS                                        5

         STATEMENT OF SHAREHOLDER'S EQUITY                             6

         STATEMENTS OF CASH FLOWS                                      7

         NOTES TO FINANCIAL STATEMENTS                                 8



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                   Report of Independent Certified Accountants





Board of Directors
TYSA Corporation

We have audited the accompanying balance sheet of TYSA Corporation (a Washington Corporation), as of December 31, 1999, and the related statements of earnings, shareholder's equity and cash flows for each of the two years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TYSA Corporation as of December 31, 1999, and the results of its operations and its cash flows for each of the two years in the period then ended, in conformity with accounting principles generally accepted in the United States.


/s/ GRANT THORTON

Seattle, Washington
April 14, 2000


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

                                TYSA Corporation

                                  BALANCE SHEET

                                December 31, 1999



                                     ASSETS
CURRENT ASSETS
      Cash                                                           $ 11,008
      Accounts receivable                                              48,596
      Inventories                                                       9,000
                                                                --------------
          Total current assets                                         68,604

PROPERTY AND EQUIPMENT - net                                           58,072

OTHER ASSETS
      Intangible assets - net                                          43,836
      Other assets                                                        500
                                                                --------------
                                                                     $171,012
                                                                ==============

                                   LIABILITIES

CURRENT LIABILITIES
      Current maturities of shareholder note payable                 $ 11,830
      Accounts payable                                                 27,847
      Accrued liabilities                                              12,430
                                                                --------------
          Total current liabilities                                    52,107

SHAREHOLDER NOTE PAYABLE, less current maturities                      72,304

COMMITMENTS                                                                 -

SHAREHOLDER'S EQUITY
      Common stock - authorized, 100,000 shares, no par value;
          51,000 shares issued and outstanding                            510
      Additional contributed capital                                   46,091
      Retained earnings                                                     -
                                                                --------------
                                                                       46,601
                                                                --------------
                                                                     $171,012
                                                                ==============


The accompanying notes are an integral part of this financial statement.


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

                                TYSA Corporation

                             STATEMENTS OF EARNINGS

                            Years ended December 31,



                                                    1999             1998
                                                -------------    -------------

Revenues                                            $610,549         $366,759
Direct costs                                          66,278           49,860
                                                -------------    -------------

      Gross profit                                   544,271          316,899

Operating expenses
      Selling, general and administrative            335,207          195,255
      Depreciation and amortization                   42,355           37,458
                                                -------------    -------------
                                                     377,562          232,713
                                                -------------    -------------

Operating income                                     166,709           84,186

Other expense
      Interest expense                                 6,867            9,571
      Other                                            2,000               -
                                                -------------    -------------

      NET EARNINGS                                  $157,842         $ 74,615
                                                =============    =============







The accompanying notes are an integral part of these financial statements.



                                TYSA Corporation

                        STATEMENT OF SHAREHOLDER'S EQUITY

                     Years ended December 31, 1999 and 1998



                                                      Common stock          Additional         Retained
                                                 -----------------------    contributed        earnings
                                                  Shares       Amount         capital         (deficit)          Total
                                                 ---------    ----------    ------------    ---------------   ------------

Balance at January 1, 1998                         51,000         $ 510        $ 49,321          $ (13,234)       $36,597

Shareholder's distributions                             -             -               -            (51,000)       (51,000)

Additional capital contributed by shareholder           -             -           1,147                  -          1,147

Net earnings for the year                               -             -               -             74,615         74,615
                                                 ---------    ----------    ------------    ---------------   ------------

Balance at December 31, 1998                       51,000           510          50,468             10,381         61,359

Shareholder's distributions                             -             -          (4,377)          (168,223)      (172,600)

Net earnings for the year                               -             -               -            157,842        157,842
                                                 ---------    ----------    ------------    ---------------   ------------

Balance at December 31, 1999                       51,000         $ 510        $ 46,091          $       -        $46,601
                                                 =========    ==========    ============    ===============   ============




The accompanying notes are an integral part of this statement.



                                TYSA Corporation

                            STATEMENTS OF CASH FLOWS

                                  December 31,


                                                                                   1999             1998
                                                                                ------------     -----------
 Increase (Decrease) in Cash
 Cash flows from operating activities
      Net earnings                                                                 $157,842        $ 74,615
      Adjustments to reconcile net earnings to
           net cash provided by operating activities
             Depreciation and amortization                                           42,355          37,458
             Loss on disposal of equipment                                            2,002               -
             Changes in assets and liabilities
                Accounts receivable                                                 (15,367)        (16,640)
                Inventories                                                          (2,000)         (2,250)
                Other assets                                                              -            (500)
                Accounts payable                                                     23,707          (3,927)
                Accrued liabilities                                                  (4,239)         14,513
                                                                                ------------     -----------

                Net cash provided by operating activities                           204,300         103,269
                                                                                ------------     -----------

 Cash flows from investing activities
      Purchase of equipment                                                         (42,706)        (20,848)
      Proceeds from sale of equipment                                                 4,918               -
      Purchase of intangible assets                                                  (2,500)              -
                                                                                ------------     -----------

                Net cash used in investing activities                               (40,288)        (20,848)
                                                                                ------------     -----------

 Cash flows from financing activities
      Payments on shareholder note payable                                          (11,258)       (102,462)
      Proceeds from issuance of shareholder note payable                                  -          96,941
      Proceeds from additional contribution of capital                                    -           1,147
      Shareholder's distributions                                                  (172,600)        (51,000)
                                                                                ------------     -----------

                Net cash used in financing activities                              (183,858)        (55,374)
                                                                                ------------     -----------

 Net (decrease) increase in cash                                                    (19,846)         27,047

 Cash at beginning of period                                                         30,854           3,807
                                                                                ------------     -----------

 Cash at end of period                                                             $ 11,008        $ 30,854
                                                                                ============     ===========

 Supplemental disclosure of cash flow information
      Cash paid for interest                                                       $  7,200        $ 10,119
                                                                                ============     ===========


The accompanying notes are an integral part of these financial statements.



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                                TYSA Corporation

                          NOTES TO FINANCIAL STATEMENTS

                                December 31,1999



NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

TYSA Corporation (the Company), operating under the trade name "Northwest Dealer Specialties" prepares sticker labels for auto dealers throughout Washington and California for purposes of advertising car features to potential customers. Additionally the Company also operates websites and web postings for various car dealers whereby cars are offered for sale over the Internet. On March 1, 2000, the Company entered into a share exchange agreement whereby the Company sold 82.5% of its common shares to Auteo Media, Inc. formerly known as Flintrock Financial Services, Inc., a public company, in exchange for cash of $835,000 and 2,100,000 shares of Auteo Media's common stock. The transaction resulted in the Company becoming the accounting acquirer, whereby the historical financial statements of Auteo Media, Inc. become those of the TYSA Corporation.

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

1.       Accounts Receivable
         -------------------

The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is provided. If amounts become uncollectible, they will be charged to operations when that determination is made.

2.       Inventories
         -----------

Inventories are stated at the lower of cost or market. Cost is determined using the first in, first out method. The Company's inventories consist primarily of sticker labels.

3.       Depreciation and Amortization
         -----------------------------

Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives as follows:

                Computer equipment                   3 years
                Office equipment                     5 years
                Automobiles                          3 years



Expenditures  for  maintenance  and  repairs  are  expensed  as  incurred.   The
accelerated method of depreciation is followed for substantially all assets for financial reporting and tax purposes.

4.       Income Taxes
         ------------

The Company has made an election  under  Subchapter  S of the  Internal  Revenue
Code. Under this section, income taxes on net earnings will be payable personally by the shareholder. Had such taxes been payable by the Company, they would have approximated $45,000 and $14,000 for the years ended December 31, 1999 and 1998, respectively.


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


                                TYSA Corporation

                          NOTES TO FINANCIAL STATEMENTS

                                December 31,1999



NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

5.       Advertising
         -----------

Advertising   costs  are  expensed  as  incurred.   Advertising   expenses  were
approximately $22,020 and $1,724 in 1999 and 1998, respectively.

6.       Use of Estimates
         ----------------

In preparing the Company's financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

7.       Shareholder Distributions
         -------------------------

Distributions to the Company's shareholder are considered a reduction from retained earnings to the extent that the Company has retained earnings. Distributions in excess of retained earnings are accounted for as a reduction in additional contributed capital.

NOTE B - PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31, 1999:


    Computer equipment                                       $    35,928
    Office equipment                                              10,561
    Automobiles                                                   35,907
                                                             --------------
                                                                  82,396

    Less accumulated depreciation and amortization                24,324
                                                             --------------

                                                             $    58,072
                                                             ==============


                                TYSA Corporation

                          NOTES TO FINANCIAL STATEMENTS

                                December 31,1999

NOTE C - INTANGIBLE ASSETS

Intangible assets consist of the following at December 31, 1999:



    Covenant not to compete                                  $    49,000
    Goodwill                                                      49,000
    Franchise rights                                               2,500
    Other                                                            863
                                                             --------------
                                                                 101,363

    Less accumulated depreciation and amortization                57,527
                                                             --------------

                                                             $    43,836
                                                             ==============



Goodwill represents the excess cost of acquiring the assets of NW Dealer Specialties over the fair value of net assets acquired at the date of acquisition (November, 1997), which is amortized using a straight-line method over five years. The covenant not to compete was also acquired in conjunction with the purchase of NW Dealer Specialties, which is amortized using a straight-line method over the term of the agreement or 3 years. The Company periodically reviews intangible assets to assess recoverability. Impairment is recognized in operating results if expected future operating undiscounted cash flows of the acquired assets is less than the carrying value of the assets.

NOTE D - SHAREHOLDER NOTE PAYABLE

The Company has an unsecured note payable to its shareholder totaling $84,134 as of December 31, 1999. The note is payable in monthly installments of $1,510, including interest at 7.99% and is due October 2005.

Aggregate maturities of the shareholder note payable are as follows:



    Year ending December 31,
----------------------------------
              2000                 $     11,830
              2001                       12,814
              2002                       13,874
              2003                       15,024
              2004                       16,267
           Thereafter                    14,325
                                   ---------------

                                   $     84,134
                                   ===============



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



                                TYSA Corporation

                          NOTES TO FINANCIAL STATEMENTS

                                December 31,1999



NOTE E - COMMITMENTS

The Company conducts a portion of its operations with equipment classified as operating leases. The following is a schedule by years of approximate minimum rental payments under such operating leases, which expire at various dates through 2002.



        Year ending December 31,
------------------------------------------
                  2000                     $    7,779
                  2001                          7,779
                  2002                          3,890
                                           -------------
     Total minimum payments required       $   19,448
                                           =============



The leases provide for payment of taxes and other expenses by the Company. Rent expense for leased equipment totaled approximately $7,779 and $8,765 for the years ended December 31, 1999 and 1998, respectively.

NOTE F - RETIREMENT PLAN

The Company has a Simple IRA plan covering all employees who meet the qualifications. The Company matches 100% of the first 3% of employees deferred compensation. Contributions by the Company totaled $497 and $195 for the years ended December 31, 1999 and 1998, respectively.


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